Exhibit 99.1
FOR IMMEDIATE RELEASE
Video Display Corporation Issues Earnings Guidance
Atlanta, Georgia — August 31, 2009 — Video Display Corporation (NASDAQ:VIDE) today released guidance in reaffirming projections for the second half of fiscal 2-28-2010 and issuing new guidance for fiscal 2011.
Based upon current booking rates, backlogs for future deliveries and anticipated new contract bookings, Ron Ordway, Video Display Corporation CEO, stated that results for the second quarter of fiscal 2010 ended on 8/31/2009 should be approximately breakeven. He reiterated that revenues for the second half of fiscal 2/28/2010 should begin to show improvement over the first half and earnings per share are expected to be in the range of $0.11 to $0.16. Again, based upon the factors above, the Company has issued earnings guidance for the following year to be an increase of nearly 100% with potential earnings in the range of $0.24 — $0.32 per share versus $0.11 to $0.16 for fiscal 2010. The Company previously reported revenue of $75 million and earnings of $0.03 per share for fiscal year ended 2/28/2009.
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial uses with emphasis on high-end training and simulation applications. Its product offerings include ruggedized LCOS, CRT and AMLCD displays as well as complete projection display systems utilizing VDC Display Systems Marquee(TM) and ESCP line of projectors. VDCDS has extensive experience delivering projection systems worldwide used in many commercial and military trainers, as well as complete solutions for a broad range of applications. Video Display Corporation operates eight sales, design and manufacturing facilities throughout the United States and Europe. For more information, visit the Company’s web site at www.videodisplay.com
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2009, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Video Display Corporation, Atlanta
Ronald D. Ordway, 770-938-2080
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